Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 17, 2022, relating to the financial statements of New Jersey Resources Corporation and the effectiveness of New Jersey Resources Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

   /s/ Deloitte & Touche LLP

Morristown, New Jersey
November 30, 2022